UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Gores Holdings IV, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

Opening of the call (Operator):

•

Good morning everyone and thank you for joining this transaction announcement conference call set up by Gores Holdings IV. Today, we are joined by Alec Gores, Chairman of Gores Holdings IV, Mark Stone, Chief Executive Officer of Gores Holdings IV, Mat Ishbia, Chief Executive Officer of United Wholesale Mortgage, and Tim Forrester, Chief Financial Officer of United Wholesale Mortgage. Kicking off the call will be Alec Gores. Mr. Gores, I now turn it over to you.

Introduction (Alec Gores, Chairman of Gores Holdings IV):

•	Good morning, everyone. I would like to thank all of you for joining. We are excited to share with you the proposed business combination between Gores Holdings IV and United Wholesale Mortgage.

•

Our transaction with UWM is the fifth SPAC merger for Gores representing over $25 billion in combined transaction value. Like in our previous transactions with Hostess, Verra Mobility, PAE and the announced transaction of Luminar, Gores Holdings IV set out to find a high-quality business with an excellent management team and attractive value proposition, and we believe that UWM meets and exceeds our expectations on all fronts.

•

The transaction between Gores IV and UWM represents the largest business combination for a SPAC, at an equity value of $16 billion. UWM is the #2 mortgage lender in the United States, and is the #1 lender in the wholesale broker channel, originating more home loans than the next five wholesale lenders combined.

•

With a dynamic CEO in Mat Ishbia, industry-leading broker technology, and outstanding service recognition from its broker customers, UWM is well positioned to continue gaining market share and outperforming peers in the mortgage market. We are excited to partner together and build on this momentum to successfully lead UWM’s growth in the public markets.

•	Now, I would like to hand over the presentation to Mark Stone to provide further detail regarding the transaction terms and highlights

Transaction Highlights (Mark Stone, CEO of Gores Holdings IV)

•

Thank you, Alec, and hello everyone, I’m Mark Stone, CEO of Gores Holdings IV. For those of you who saw the press release this morning, we filed a detailed investor presentation that provides an overview of both UWM and the transaction.

•

It gives me great pleasure to introduce United Wholesale Mortgage and specifically Mat and Tim. We are very excited to be bringing United Wholesale Mortgage public. It is a best-in-class company, led by an amazing management team delivering exceptional financial and operating performance relative to its peer set, enabled primarily by processes, technology and culture that are unique to United Wholesale Mortgage.

•

If you flip all the way to page 39, you can see the transaction structure. We raised a fully-committed $500 million PIPE, in addition to the $425 million of cash in trust from Gores Holdings 4. Current owners, primarily Mat Ishbia, will own approximately 94% of the company post-close. Proceeds will be secondary, anticipating greater than or equal to $1.4 billion of unrestricted cash on balance sheet at time of closing. The Company anticipates paying a dividend on cash in excess of liquidity needs to be determined. We’re bringing this to market at 9.5x 2021 estimated net income, which if you turn to page 41, is a very attractive entry point relative to the peers and comp set.

•	With that, let me hand it over to Mat and Tim.

Mat Ishbia, CEO of United Wholesale Mortgage

•

Hi there, I’m Mat Ishbia, President and CEO of UWM. Thanks for joining us today. Tim Forrester is the Chief Financial Officer – we’re excited, excited to talk to you about UWM and the business we built, the opportunities ahead and a lot of great things that have helped us to where we are today.

•

So first off, thank you for taking the time to watch this and hopefully get some good insight into UWM, United Wholesale Mortgage. United Wholesale Mortgage has been in business 34 years. I’ve been here 17 years myself. We are the #2 mortgage company in America, the #1 wholesale lender in the country, which I want to discuss – wholesale versus retail a little bit throughout the presentation, but – really important to understand before I get into all the details about our companies, we have a couple high level things before I go into some slides. The first thing is, we’re a family company. 34 years, I’ve been here 17 like I said – we’re a large company, have grown a lot, but it’s about culture, people, team – that’s what we’re about here at our company, so we’re going to talk a lot about that and about our pillars and about different things about our business. The other big thing to talk about is the growth. We’ve been growing quite a bit and we are going to continue to grow. We’ve been on a great 10 year run and we see 10 plus more years going in a really positive direction. So we’re really excited about the mortgage business, our business and the opportunity ahead.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

•

As the largest wholesale lender in the country, the numbers two, three, four, five, and six companies combined don’t even equal our market share of 33%, so we have a great size and opportunity to continue to grow going forward. The other thing is mortgages – mortgages are very cyclical. People talk about the cyclicality of the mortgage business; however, at UWM, we’re significantly less cyclical. We’re obviously doing great in a refinance market right now – we’re doing remarkable, earnings are fantastic, this is going to be our best quarter of all time by so much from a volume perspective, but also from a profits perspective. But beyond that, you know – we really shine in a purchase market, so we’re going to talk a little bit about refi versus purchase and how our channel of mortgage brokers, along with the purchase business that we’re in, really wins in those markets. The other big thing is to talk about the wholesale channel. You know, our channel, which we really believe in, is the broker channel. We’re all in there. It used to be greater than 35% and some people said as high as 50% pre-crisis. It went all the way down, which we’ll talk about the reasons why, but now it’s on its way back up. So it’s a smaller part of the pie, however, a bigger opportunity for us to continue to grow at UWM. And I think everyone in the market sees that as the growth channel and that it’s better for borrowers, better for loan officers – that’s going to be the growth channel.

•

The other big thing to talk about a little bit is the opportunity. You know the market of course in 2020 is a fantastic year, rates are low, the market is hot; however, we see this as a jumping off point to continue to grow. We’re going to do more business in 2021, 2022 than we did in 2020, and this is a fantastic year. So we see big opportunities going forward and we think ’23, ’24, ’25 there’s huge…with Chairman Powell’s thoughts, a lot of people think that there is a long run, but even if not, even if it slows done sooner, we actually shine when rates go up. And so, the broker channel, the huge opportunity to grow, is continuing there for years and years to come.

•

Another thing is people are going to ask us is, why go public? Why are you doing this right now? What’s the reason? The growth trajectory of our company for so many years has been going at this rapid pace; however, now we believe that the extra resources, the opportunity to basically put us on a level playing field with a lot of our competition, will help take us to a whole other level, basically putting gasoline on a fire. So we’re really excited about the opportunity and beyond that, as I’ll talk about family, and team and culture a lot today, is our team members. Getting all 6,700 or 6,800 of them to be a part owner with us and grow and succeed and win together even beyond what we’re doing today is a big deal.

•

So, we’re excited to talk about all of these things, but I’m going to go into some slides and you know – hopefully give some feedback on some details behind our business. And so, if you don’t mind jumping to slide 7, we’ll start there and kind of give a little bit of overview of the business. So first off, I said we’re the #2 overall mortgage company in the country right behind Rocket, or Quicken Loans, and we are the #1 wholesale lender for years. We are a centralized location, here in Pontiac, Michigan, where all of our team members work. Obviously, with COVID they’re not all here, but in a normal world we are all here together, every single day. We have two buildings connected by a bridge that we built, over a million square feet, 150 acres – it’s a great campus environment. We’re proud of that because it gives us the flexibility of…I can run up a floor to see Tim in his office, down a floor to see, you know, my Chief Operating Officer. We don’t have to coordinate a call with Boston or Arizona or Minneapolis and get all those people together – we’re here together and we can solve things quickly and efficiently. We can communicate better and so, we’re really proud of the location and campus that we have, and it’s a big part of our success.

•

You know, I said we’re going to probably do about $200 billion of mortgage this year, and you know year-to-date this year we’ve already done through August more than we did all of last year, but, beyond that – July and August, two of our best months in company history, profitability-wise, volume and growth – we’re seeing huge upside. Third quarter we’ll be awesome. Fourth quarter will be even better, and 2021 is looking amazing. So we’re excited about the growth and opportunity. You know we have 900 amazing technology team members that are part of our team – they’re not consultants, they don’t work outside, they all work here with our team and family, building proprietary technology to not only help our brokers win, but also to help our team members become more efficient. How can our underwriters be more efficient? Tim’s going to talk about cost per loan and how we can do it cheaper than other people, because if you’re doing things cheaper, faster and easier you’re going to usually win, and we can do it because of our great, great technology.

•

The other thing is we’re obviously very successful. We’re going to make about $2.9 billion of pre-tax earnings in 2020, and we see 2021 and 2022 being fantastic years, ’23 being fantastic. We see a long run of success going forward. You know, and the last thing I’ll touch on real quick is the service – net promoter score of 86%, it’s a big number. It’s better than almost any other brand out there, and so you’ll find out why – why service, technology, partnership…there’s some key parts of our growth and our success and why people continue to refer people to us and want to join our team as a broker or even a team member.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

•

So, if you jump to the next slide, I’m going to talk about team members a lot, because culture, team, family. So first off you know, pillars, these six pillars, these are our core values. This is what we believe in. These are not something we put up on a wall and just talk about in a presentation; it’s actually what we live by. Service is everyone’s responsibility, or we are thumb pointers, not finger pointers – this is what we talk about and live by. P5, continuous improvement, is one of my favorite ones – getting better every day, you know, and how do we improve? We have P5 training for our team. We have a success track training for our clients. How do we make everyone get an inch better each day? If we do that times 6,700 or 6,800 people, we’re going to really grow and succeed. So that’s a big part of our success, our culture.

•

But beyond that, my background before coming here was I played basketball at Michigan State for Coach Tom Izzo. We won the National Championship in 2000 and I wasn’t that good of a player, but I was on the team and had a great experience. Three final fours, a National Championship, amazing experience, but everything is about team, team and family. We learned that there, we run this place like a great team. How do we be the best every day? We hold people accountable; we drive people with great work ethics, great attitude. How do we make them better? And because of that, we make this the best team to be a part of – culture, family, team. So in this environment here we have amazing things to make team members love being part of the family. Besides how we treat everyone, which is the key, but also we have great amenities, from a full court basketball court here to a gym for people to workout; we have dry cleaning; we have full doctors on staff; we have a salon for our tea members; we have a Starbucks. You know we have an arcade – we actually have two arcades. People love being here and because of that, we have 250 to 300 people apply to work here at UWM every single day. So that’s almost 6,000 team members or potential team members that apply to work here, and we pick the best 300, 400, 500, depending on what we’re looking for that month, to join our family and team; and 65% of them are referred by other team members, so it ends up growing company culture, family, team – it’s the secret sauce. It’s hard to put measurements on how you do show it, but if you’re ever here, you can see it. But the numbers, and the things we’re going to talk about today, actually show it; because when the people care, the business succeeds, and that’s what we’re all about. We help our people. We care about our people. They care about the business, and the business continues to grow.

•

So, now what is our business? We’ll talk about, you know, mortgages and brokers. Let’s jump to slide 13. I want to talk a little bit about the broker channel and the wholesale market. So the key here is this – we’re all in on the wholesale channel. We believe it’s the best channel for consumers to get a mortgage. We feel very strongly about this and this is why we went all in on the broker channels. So, I want to talk a little bit about that, about the broker channel and why is it better. So, first off, it’s cheaper. It’s a cheaper way for someone to get a mortgage, okay. The mortgages, you know, mortgage people think, oh, what’s your rate? What is it? You can get a cheaper rate by going through mortgage brokers. The word wholesale already tells you that. So, why would someone go to a broker? Why wouldn’t they? Well here’s the answer, it’s really why they wouldn’t. The only reason they wouldn’t go to a mortgage broker is because they don’t know. They don’t know that this is a cheaper, faster and easier way to go. Now, has it always been cheaper, faster and easier? No. It’s used to be cheaper, but it wasn’t always faster and easier, because of technology and service and support. A lot of those things weren’t in the wholesale channel until UWM came along, and I’ll talk a little about that in a minute. But, beyond that, the mortgage is a complex transaction, the biggest investment for many people’s lives. It’s human enabled technology that we’re big on. You know, there are very few people that actually get a mortgage without talking to someone. It’s just not realistic. It’s not like getting a plane ticket. We’re really big on how we use technology to make it faster, easier and get you talking to an expert who can walk you through the process and make it simple and easy, and a great rate. And so, those are the keys. It’s cheaper to go to a mortgage broker. Also, on top of that, when you’re a borrower looking for a mortgage, it’s complex and no one wants a mortgage. No one woke up and said, let’s get a mortgage today. They said, I want to buy that house, or, I want to save $200 a month on my payment. And so, you’ve talked to an expert that can help guide you through that process. Every lender is different. If you go to a broker, you have access to a lender like UWM, our rates, our fees, our services, but we might not be a great fit, because we might not do as low of a credit score, so you can go to Rocket or Quicken. Or maybe that’s not a great fit, so the broker can take them to Flagstar or whoever it may be. There are options. Borrowers going to a broker have options, have a more likely chance of getting approved, because there are three or four lenders looking at it potentially, rather than just one, and they’re competing for the business. Which is why the rates are always lower in wholesale. And so, it’s a big deal and we think whatever is best for the consumer is where you want to put your focus and effort, and that’s why we went all in on the wholesale channel.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

•

On top of it being better for the consumer, it’s also better for the loan officer, the originator that actually talks to the consumer. So the originator can either work at Wells Fargo or Quicken or Chase or at an independent mortgage broker. Well, when they work for one of those large companies I mentioned, they have one set of rates, one set of products, one set of turn times, service levels, and if you don’t fit, it is what it is, or they just sell what they have. But if they’re at an independent broker, they have access to those same lenders I just referenced most likely, and they also have access to UWM and some other lenders, and they’re getting the cheaper rates because they’re getting wholesale, because everyone is competing for that business. So, it’s better for a loan officer to work at a mortgage broker shop because he can make more money, give better rates to the consumer and have options and hold lenders accountable. So, it’s better for the LO, better for the consumer. With those two things being facts in our eyes, that’s why it’s the channel to go all in on and that’s what we’ve done at UWM. So it helps UWM as well because that’s what we focus on – that’s why people say, well hey Mat, you say all these things because you’re a wholesale lender – no, no, we’re a wholesale lender only because those things are facts. And that’s a big difference. We could, of course, do retail and other businesses, but we believe this is the best for the consumer, best for the loan officers. So we put all of our resources, our 900 plus technology team members, to build stuff just for this. Instead of trying to be, you know, good at everything, be great at one thing. And that’s what we decided to be great at, the wholesale mortgage lender—at UWM.

•

So, to talk a little bit about the business, one thing that I’ll talk about, people talk about is the technology, the borrower. And we’ll go to the next slide in a minute, but before I get there, I want to talk about borrowers and technology and human-enabled technology. Of course, you see these things, and there are companies out there, of course, Quicken has their Rocket Mortgage and loanDepot has theirs; Blend has their technology – everyone has all of these things. But – we have a thing called Blink – which gives the brokers the ability to have a level playing field. If the brokers have a level playing field, if the brokers have a level playing field to make it easier and faster, and it’s already cheaper, that’s why they’re growing and that’s why UWM has been growing for 10 years now. And can continue to grow going forward. If you jump to the next slide, slide 14, it’s important to go through this and understand pre-crisis, pre-2008, brokers were 35% plus of the market. And it got dwindled down because a lot of things changed. As we all know, the whole world changed back in 2008 and brokers – there was a lot of uncertainty and fear. So they jumped and ran to lenders, they worked at Wells Fargo, they worked at Chase, they worked at Rocket, they worked at Freedom. All these great lenders, great companies out there – they went there, but what happened is, they didn’t have the ability to compete from a service, support, clients and technology perspective. It was cheaper, they knew from the brokers market, but they had to do all these things – they had to get licensed and they didn’t know what to do, so they left. And what’s happened ever since UWM jumped in and basically said hey we’re going to build the technology, give you the training, give you the support, give you the compliance and all the things you need to be successful, and the broker channel’s been growing ever since. And it’s been a big journey. And so – someone said, well why did you know to go into the broker channel – well back to my things earlier: first – cheaper for the consumer, and better for the LO. So it’s better for the LO and the consumer, those are the two clients – it’s probably better. However, there was a lot of uncertainty back then. I had the chance to go meet with Director Richard Cordray at the CFPB back at 2013. I had a 30-minute meeting and so it was a big deal for me to be able to meet with him. He’s a high up, obviously – running the mortgage world, running the things for consumers – the CFPB. I had the chance to meet with him for 30 minutes – it took me about 5 minutes to realize that Richard, Director Cordray, was not focused on, you know, what a lender wanted. You know what he was focused on? Very clearly: the consumer. And everything he told me that day was, hey, listen, we’re going to put Dodd-Frank in place, we’re going to make sure things happen for the consumers. The consumers are going to be able to shop, the consumers are going to have transparency, the consumers are going to have disclosures done the right way – the consumers are… all these things about consumers. And what I said was, with respect to Director Cordray, if that’s the case, brokers are the best for that and they’re going to continue grow if you do all these things. And he said, well, great, then brokers are going to grow because we’re going to help consumers. The Consumer Financial Protection Bureau is going to focus on consumers, and that’s what we realized that day as well. I believe it, and it’s the rules and regulations coming in that actually helps us in a lot of respects; because the more that you can help consumers, the more brokers are helped, which helps UWM. So, we went all in and I was a newer as a CEO at that point, and we said we’re going all in at that point. We’re going wholesale – invest, invest, invest, and help them grow and succeed and it’s been great and we’ve grown ever since.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

•

And you know, beyond that – in the wholesale channel with what we do, because we can be more selective of the loans we want to work with, because we don’t have to be everything and everyone, our credit score – if you look in the top 25 mortgage companies in the country, the highest credit score of any of the top 25 is UWM, and that’s because we can pick the right borrowers that we want to work with. We’re not trying to be everything and everyone, we don’t do non-QM. It was kind of a fad for the last couple of years. We don’t do non-QM loans, we never offered those programs. Other lenders can offer them, that’s not who we are. Lower credit score loans? Hey, that’s not a right fit. If a broker has those loans, 639 credit score on a conventional loan? Just not what we do, we don’t offer that product. That’s great, Fannie Mae will offer it – so go to Rocket, or go to Freedom, or go to loanDepot, or go to Wells. You have options. UWM can pick the best loans, and we do 100% of our business right now is through the agencies – Fannie Mae, Freddie Mac and Ginnie Mae. We’ll go back to doing some jumbo loans, but not non-QM. And so, that’s our focus – it’s doing the right loans for the right borrowers – faster, easier and cheaper, and that’s what we can do in the wholesale channel. And you know people will say the wholesale channel sounds great, I understand that, but what about the market?

•

So what’s going on? Let’s jump to slide 20. Would love to go over slide 20 with you and talk a little about the borrower and the opportunity ahead for all of us in this market right now. So, 89% of borrowers are in the market right now, or in the market for a refinance. Basically, if rates are 2.91 right now, and – you think about most people, if you give a 50 basis point reduction, 89% of people can actually refinance, which is over $10 trillion of potential mortgages. It’s a huge, huge number, but industry can only do up to 2.5 to 3 a year. So we’re talking about around 3 to 4 years of opportunity if rates stay in this world where we can be doing this type of buying with these types of margins for the long run. However, we’re built at UWM to succeed and really thrive in a refi market, but we shine in a purchase market. And so, we’re prepared, not only prepared – but we can prove that we can really win when rates go up. So I’ll highlight back to 2016, Brexit came, and rates went down, and everyone’s killing in the mortgages. Doing great business and it was an awesome time. But then ‘17 and ‘18, rates went up. 2017 and what happened? A lot of people got compressed – margins got compressed, rates went down, people struggled in the mortgage market. UWM’s compound annual growth rate, from ‘16 to ’18, was 28%. Companies that focused on refi struggled, so obviously a very successful company like Rocket or Quicken, they went down 14% in compound annual growth rate in those years. We actually grew, and our profits, although our margins got compressed- our profits stayed about the same during those times. And so, the opportunity to continue to grow in all cycles is a big differentiator for UWM, and the broker channel versus a lot of our competitors – and so we’re really excited about that. But hey, Chairman Powell said, hey, we think the next 5 years – rates are going to stay low. Then great, we’re going to kill it. We’re going to do great. But when rates go up, that’s when we’re going to take our market share to a whole new level, like we did in ‘16 and ’18, and what we’ll continue to do going forward. And so, we’re excited about the opportunity right now and excited to continue to grow for years and years and years to come.

•

Now, people say, well hey, Mat, 33% market share—how are you going to continue to grow in that? So jump to slide 23, because I think this is important to go through how we think about the opportunity. Although we’re 33% of the market and bigger than numbers two, three, four, five, and six combined, we think we’re going to go from 35% this year we’re at 33% right now. We’ll finish at 35% this year to 40% and beyond over the next couple of years, and here’s how. 59,000 loan officers are licensed and set up to send UWM a loan today. Only 31,000 of them have actually sent us a loan this year. Between one and five loans. There are only about 13,000 who actually send us more than six. So that’s through August, and there’s so much more opportunity just with the people who can actually send us a loan today. And so we break these into three buckets. And I’m going to talk about, these are not mortgage companies – these are loan officers at mortgage companies. If a company has 10 loan officers, they’re counting 10 unique people that we can get loans from. And that’s how we look at it. We get very granular—much more than all of our competition. We’re going to talk about the data, the sophistication behind the technology that we have, to get granular and get business from all these people. And so, first off, three buckets – one bucket, 13,400 loan officers, those loan officers love UWM, they use us a lot. They use us on probably 50, 60, 70, 80 percent of their business. Our job is to help them get more, help them market themselves – social media platforms. We built the technology to help them do that. Help them stay in front of their past clients, make sure they’re following up with people. Help them get in front of realtors – realtor presentations. Help them train, get better at what they do and use our technology. We want to help them win, and if they win – we win. And they’re already on our team, they’re our partners. Now, beyond that, there’s a group of another 18,000, which makes it 31,000 that have given us a little bit of love, and some loans here and there this year; however, not all in. And so what we’ve got to do is get them to use our technology, our tools. Show about our one click AUS, our way to run their

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

business. Show them how we can help them process their loans faster and more efficiently. Show them all these things, maybe we’ve got to sharpen the pricing a little bit on them. Help them come into UWM and then they will become our partners – like that other 13,000. Then there’s a bucket of 23,000, and they haven’t even given us a shot. We’re the largest wholesale lender in the country by a wide margin and they haven’t even given us a shot this year, and that’s an opportunity that our 600+ salespeople are focused on every day saying, okay, how do we get these people to give us a loan? What do they need? They care about price. They do this type of business, and so, they know and they have a game plan – like I said, we have a lot of sports analogies. They have a game plan on every single call – we serve up what they should be talking about, based on the data we’ve accumulated through our proprietary technology here at UWM.

•

So speaking of that, let’s go to the next slide – where, actually, before I go to the next slide, maybe I should just point out one thing. If you notice the growth from 2018 to ‘19, the ten thousand more loan officers used us and doubled the loan officers that used us for six or more loans. That was part of a strategy. In 2018 and ‘19, we knew that we were the predominant best wholesale lender in the country. However, not all the loan officers knew it yet, and so, we tried to figure out what gets them in with us. And so we made a pricing decision to sharpen pricing once we built out our staff from an operations perspective. We moved into this big building. We said now, let’s turn it up, lets go, and really put fuel on the fire, and we did that. Our margins were compressed. We still made a lot of money; however, what it did was it got all these people to get stickier to us. We really added all these clients. So you can see, we went up to 13,000 loan officers who did six or more loans with us last year. And then, in 2020, we’re going to have significantly more than that – that’s only through eight months of the year. That happened because we had the control of the business and the data and knowledge and technology to know who to sharpen the price on, who to modify with. All those details, and that really helped catapult us in ‘19 and now in ‘20 and beyond, because of that.

•

So talking about that technology, go to slide 24 – and so, this slide’s great to look at because of the technology that we built. And so, our proprietary technology – from our easy website that we built, it’s known if you talk to brokers, it’s known as the best technology in the country by a wide margin. We make it faster and easier – they can do different things. They can disclose their documents. They can upload information. It’s so simple and easy to work with, but these are our analytics internally and how we look at every loan officer, every loan officer, differently. A lot of our competitors have one rate sheet for all 10,000 brokers or 12,000 brokers and 60,000 loans they give one rate sheet. Here’s what we’ve got. And here’s our service, here’s what we offer. Right? That’s not how we do it, we’re so much more granular, we get into the details and so here’s what we do. We get from the broker shop, but then we also go down to the loan officer level, and we can hone in on and say, okay, Ishbia Mortgage does 20 loans a month with us, and they love us, that’s great. Well, three loan officers there love us, Tim, Mat and Steve. But Jenny and Bill don’t send us any loans and we say, okay, well how do we get business from Jenny and Bill? They might look at things differently than the other loan officers and so we look it up, we get our data we pull and say, well, Jenny loves doing VA loans. Average loan size is $300,000. She uses Caliber as her main, well, we know Caliber’s main weaknesses are 1, 2 and 3 so let’s serve up our technology to our sales team. Let’s give her a little different service level than we give the others, and maybe we sharpen our pricing on the VA loans based on that information. Now, Jenny starts using us, and gives us a loan, and then sees our tools and comes into that net of 31,000, and then we move her to the 13,000 that come into our business. And because the people, the officers love us, it’s a great opportunity for us to really sell what we do. But another loan officer might be using Rocket or Quicken based on, oh, they have a higher loan size or they do this. We know the information and we can hone in on the type of loans they do, who they do it with, and why. And we can dial in the service, the price and every other metric around our business to do – it’s called our A, our algorithm. Our proprietary technology built internally. Instead of sending one rate sheet, we have hundreds of different rate sheets. Hundreds of different options, service levels. We give this person faster time. We give this person slower. We have all these metrics and measurements to dial it in or dial it back, anytime. So technology drives it and we can talk about technology there and ease, but also like I said earlier, the technology that we have at our company, 900 people not only to help our brokers grow, help them succeed, help us to do business, but also just to get into how we can become more efficient. How do we underwrite more loans? Jenny can underwrite three loans per day, how can we help her to do six? Our technology helps them do that, so we can be more efficient and our cost per loan is lower than our competition. Therefore, we can do it cheaper and continue to offer great rates, great service and make it faster, easier, cheaper. So even tied to that, Tim I mean if you want to jump in on slide 26, I think you talk a little about some of those things: faster, easier, cheaper. And I know you love to talk through some of these details.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

Tim Forrester, CFO of United Wholesale Mortgage

•

Absolutely, Mat talked about a lot of data. Ultimately it comes down to the metrics and measuring that against the industry and the competition we have. So if you look at slide 26, that top left section. Mat mentioned faster, easier, cheaper. This is a 47 days’ average industry to get a loan closed from application to close. UWM – it’s 17, that’s a big answer for the faster.

•

In the top right quadrant, you see the efficiency – easier, you have 2.3 for the MBA. That’s average of loans per production member per month – we do about 8.8, that’s a big advantage. So that’s faster and easier. Let’s talk about cheaper, Mat mentioned it earlier. Brokers always going to be cheaper than the retail industry. So here are the stats. If you look at the gray bar on this, 8402 versus the aqua bar, 8872. The brokers are cheaper. That bar to the left, that’s United Wholesale Mortgage, 7282. That’s all over 2019 – we’re always going to be cheaper, we’re always going to be more efficient, we’re going to be faster. But even if you look at that orange diamond, that’s a lower cost of 6625 in 2020, year to date. We’re even cheaper now and here’s the special thing about this – when Mat mentioned rates going up and we have an advantage. When the costs go up for producing a loan, our advantage widens and we are even cheaper than the alternatives. Now you mix those faster, easier, cheaper. Well, that leaves that fourth one, which is a happier customer. And our NPS score’s at 86—they are not paralleled by anyone else in the industry. So when you have faster, easier, cheaper, Mat what do we have? We have happier clients.

Mat Ishbia, CEO of United Wholesale Mortgage

•	Happier clients mean that the broker gets more referrals so they get great success from the loans at UWM and the borrowers are like, wow, that was awesome! Let me tell my cousin about you.

•

And they send it to us. And the other big thing is the cost to origination – right now in a refi market, people say oh well everyone’s making a lot of money but the reality is rates will go up, whether it’s in 2 years 3 years 5 years 7 years. That’s when we’re going to shine and our lower marketing costs, where we spend a million to a million five a month compared to some of our competitors that might be spending hundreds of millions of dollars? It’s a big difference and it gives us that competitive advantage to making things faster easier and cheaper. So why don’t we jump into a little bit about the financials, Tim, if you want to jump into slide 36, then we can kind of go through some of the assumptions, um, that we’ve made as you put the projections together about our future next couple years.

Tim Forrester, CFO of United Wholesale Mortgage

•

Yeah absolutely and the projections is a forecast as the four major categories. And we use an industry basis for the market originations at 3 billion, 2.6 billion and 2.6 billion in 20, 21 and 22. And the second line, we have growth of wholesale channel assumed to be in line with what we’ve seen so far in industry. It’s going to be going pretty consistently, we expect that to continue with historical trends. Market share, we expect our market share, mat mentioned it earlier – going form that 33 35 this year, and up to 40 in the next couple of years. We think that is very achievable. The outcome of the overall market share is an assumption, that’s just an output from the overall market, the wholesale share and our share. So that, we expect to get up to 9.2% in 22. Let’s go to the third section, revenues expense assumptions. Gain on sale margins, when we have gain margins this year we think it’s going to be around 210 basis points, 209 basis points for all of 2020. Next year, we expect it to drop a little bit. We lose about 30 basis points on gain margin and in 22, another 15 basis points. That’s for our expectation for rates maybe meandering up a little bit, even though Chairman Powell said yeah rates should stay in this position for a long time. We have a little bit of a bias for rates going up. Number of employees, this is scaled to match what our production is going to be. So we keep our production and employee size in accordance with our production expectations. We also have salary and benefits increases, consistent with the historical and with the expectations of market with inflation. The last section, key balance sheet – we have 11 to 13 days of a hold period on loans. Now we have done a little bit better than that, but we hold those for just that period from a standpoint is it consumers’ cash, it doesn’t have much of an impact on overall expense and overall net income. But it has a cash consumption, so we layered that into our assumptions as well.

Mat Ishbia, CEO of United Wholesale Mortgage

•

One thing I’ll add on that, obviously Tim does a great job putting the projections together, they’re very achievable numbers that we’re excited to hit, but I think there is a lot of upside in the margin numbers, specifically those, because based on where we’re at right now and the market, we’re assuming margins are going to go down 180 basis points next year. In the month of August we were well north of 300 basis points and so we think there is a little bit longer run. And this is obviously, we put these projections together before

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

Federal Chairman Powell’s perspective on a longer run but either way, these are very achievable numbers and I think there is some upside there for us. Having our record volume month and record margin month, there is a big opportunity. But, why don’t you jump into a little bit more detail on slide 37.

Tim Forrester, CFO of United Wholesale Mortgage

•

Absolutely, Mat—the financial projections. Here are the outcomes in the top line. Top left, origination volumes. This reflects what we expect given those assumptions with both the wholesale market and the overall market. $200 billion in 2020, $210 billion in 2021 and $240 billion in 2022. We think those are achievable based on the metrics that we have seen on the prior page. Net revenue, follows that line, but it is also a cross section of the gain margin, where the gain margin starts to compress a little bit in the future in 2021 and 2022, but overall continues an upward path. Adjusted Net Income, we believe that will come down a little bit as well as volumes get compressed and margins get compressed., but you can still see very healthy adjusted net income and adjusted net income margin. Same thing with adjusted EBITDA, it is just another measure of performance and that continues to be very strong and robust.

•

One thing I want to step back, if you look at the whole trend from 2017 to 2022 it reflects the overall capacity. When Mat mentioned 2017, 2018, 2019—when we started to invest in a lot of what we are doing, we are able to get up to scale and that is what it reflects in the 2020 data, 2019, but really the 2021 and 2022 reflects our overall investment and scale and what our expectations are going forward.

Mat Ishbia, CEO of United Wholesale Mortgage

•

Thanks Tim, I appreciate it, a lot of good stuff there. One question we get all the time, hey, UWM and Rocket, what’s the difference? There is a slide we put it in the appendix, page 43. We want to go there. First off, Rocket, what Dan Gilbert built over there is fantastic. Those guys are winners and have been very successful for a long time. And so, they’ve been in the business for over 30 years, just like us. So they have been very successful and done a great job building their brand. We have a lot of similarities. We’re both large originators, both very successful, both here actually in the Metro Detroit area, and both doing great things in the community.

•

Beyond that, we both believe in the wholesale channel. If you look at Quicken and Rocket’s growth since 2016, its been almost exclusively in the partner network, is what they call it, but that’s the broker channel, wholesale business. They have been flat on the retail, but very big in wholesale. So they believe, just like we believe, that the broker channel is the growth mechanism in place. And obviously, they have done some great things and built an excellent business in a lot of respects. Things that we both do great are those things, things that we do differently. We’re a much bigger purchase shop. Right now they do a fantastic job on refinances. If you look at even years like 2018 when I was talking about how we’re 71% purchase and we grew, we were very big on the purchase market. That is partially because brokers are great at purchase. They don’t have access to refinance their own servicing book. Where places like Rocket and Wells and Chase do a fantastic job of that. And so, we’re very big on purchase, they’re very big on refi, obviously. We’re winning in the refi market too, but we’re much more looking forward to that opportunity in the future.

•

The other thing to think about, we don’t have a big brand out on TV. They do a fantastic job with their marketing; we think going public will actually help our brand. We don’t want to be out in front. The brokers are out in front, but if we can tell the story about the brokers and people start to realize “Gosh there is a large company out there called UWM and they help support brokers and I can get a cheaper, faster, easier mortgage because of that”, well that’s going to be great. So, I think the more notoriety to UWM, that’s some of the things I talk about. The resources or the fuel to the fire, that’s going to help us continue to grow.

•

The other big thing is, Rocket has done a great job, Quicken has done a great job, of retaining their past clients. I think they even say “We win by not losing our clients.” Well that’s great, and they’ve been successful at that. UWM has a completely different perspective. We focus on helping the brokers grow. We want them to retain their clients, even if it doesn’t come back to UWM. And that’s actually become a really big channel conflict. If a broker has to originate, or the way they make their money is getting loans in their community, and then they have to compete with Rocket up front, and then they are going to send it to Rocket and Rocket is going to call the client after. That’s not great. So, by Rocket being so great at what they do, to their credit, it actually hurts the broker channel, and brokers don’t love that. And so, we’re a true partner. We tell the broker, if the broker calls us, we service 400,000, 500,000 mortgages every month, they call us and say, I want to refinance, we say “Hey, call Ishbia Mortgage, Jenny at Ishbia Mortgage, and we refer it back to her. And hopefully she uses UWM, but if not, she uses Wells or Rocket or Caliber or loanDepot, whoever is best for the consumer. So, we have a differing opinion on what’s best there, and we’re really big on the partnership with brokers. And, once again, they’ve done some amazing things and they are a really great company, we’re proud to be #1 and #2 with them, and we’re looking forward to not being #2 for long as we continue to grow, continue to try to build our business.

United Wholesale Mortgage

INVESTOR PRESENTATION SCRIPT

•

Quickly to summarize, I know I speak fast, hopefully you can tell my passion about our business that we’ve built here for so long. Three quick things to finish up is one, growth company for years and years, going to continue to be also in the growing channel. The broker channel is going to grow, we’re going to keep growing and we’re excited about that opportunity. Also, cyclical mortgage industry, not as cyclical here at UWM. Our scale, our technology, our efficiencies make it so we will win in these cycles, regardless of if rates go up or down. We’ve done it before and we’re going to continue to do it again. And the last thing is, I’m 40. I’m excited about the opportunity, I’m thrilled to be here. I think we’re just getting started. We’ve built a great business. I’m proud of it. Tim’s been a great part of our team, 8 years. We’ve been doing some great things. I’m excited about the future. We have a great team here, and we think being a public company is going to take it to a whole other level. Putting fuel on the fire as we continue to grow to be the best mortgage company in the country. We appreciate you guys taking the time with us. Hopefully you have some good insights from UWM and hopefully understand our story, and hopefully you have a fantastic day.

Concluding remarks (Alec Gores, Chairman of Gores Holdings IV):

•

Thank you, Mat and Tim. As you can see, UWM is truly an industry leader in the wholesale mortgage market, and is our ideal partner given its history of navigating the mortgage landscape with a strong management team and compelling growth opportunities. We expect UWM to experience continued success in the public markets as they drive this industry forward.

•	I will now pass it over to Mark to conclude with some final transaction details.

Next steps (Mark Stone, CEO of Gores Holdings IV):

•	I would like to end by thanking everyone again for their time today and listening to our story.

•

With respect to next steps, please stay tuned as Gores Holding 4 will file a preliminary proxy statement in connection with the proposed business combination with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. The proxy statement will contain important information about the proposed business combination. And, finally, the proposed business combination is subject to the approval of Gores Holdings 4 stockholders.

•	We anticipate the transaction will close in the fourth quarter of 2020.

•	For any questions, please feel free to follow-up with us or Deutsche Bank, our lead capital markets and financial advisor.

•	This concludes today’s call and thank you once again for your interest.